Exhibit 99.1

Contact:
Pete De Spain
Vice President, Investor Relations &
Corporate Communications
(858) 792-3729
pdespain@meipharma.com

MEI PHARMA REPORTS FISCAL YEAR 2014 RESULTS

San Diego – September 9, 2014 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, today announced results for its fiscal year ended June 30, 2014.

“I am very proud of all that we have accomplished over the past year, highlighted by significant progress toward the clinical development of our lead drug candidate Pracinostat,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “Now we look forward to reporting additional data from our Phase II study in previously untreated elderly patients with acute myeloid leukemia (AML) later this year, building on the encouraging early responses we saw in the first nine patients, while we await the unblinding of our randomized Phase II study in front line myelodysplastic syndrome (MDS) in the first quarter of calendar year 2015.”

Fiscal Year 2014 and Recent Highlights

•	Completed enrollment in randomized Phase II clinical study of Pracinostat in front line MDS. The double-blind study is evaluating the safety and efficacy of the Company’s oral histone deacetylase (HDAC) inhibitor Pracinostat compared to placebo when combined with azacitidine (marketed as Vidaza®) in patients with previously untreated intermediate-2 or high-risk MDS. The multi-center study enrolled a total of 108 patients with a one-to-one randomization. The Company plans to unblind this study and report topline data in Q1 2015.

•	Reported high initial response rates in Phase II clinical study of Pracinostat in front line elderly AML. Of the first nine patients enrolled in the study, three achieved a complete response (CR) or a CR with incomplete blood count recovery (CRi). In addition, three patients achieved a partial response (PR) or a PR with incomplete blood count recovery (PRi), for an overall response rate of 67%. Notably, all six initial responses occurred by the second treatment evaluation. The combination of Pracinostat and azacitidine has been generally well tolerated in the study, with no new or more severe adverse events than previously reported, including fatigue, myelosuppresion and gastrointestinal toxicity. The Company expects to report additional data from this open-label study later this year.

•	Received Orphan Drug Designation for Pracinostat for treatment of AML. The designation from the U.S. Food and Drug Administration (FDA) qualifies the Company for certain development incentives, including tax credits for clinical testing, prescription drug user fee exemptions and seven-year marketing exclusivity upon FDA approval.

•	Initiated open-label Phase II study of Pracinostat in refractory MDS. The primary objective of this study is to determine if the addition of Pracinostat to hypomethylating agents (HMAs) azacitidine or decitabine (marketed as Dacogen®) can improve clinical responses or rescue previous responses achieved with the HMA alone.

•	Identified potential biomarker for Pracinostat in solid tumors. Pre-clinical data were reported showing the ability of Pracinostat to inhibit bladder cancer cell growth and induce ATF-3 expression, a potential marker of tumor response. These data suggest a basis to explore the clinical potential of Pracinostat in solid tumor indications.

•	Reported single-agent activity from first-in-human study of mitochondrial inhibitor ME-344. Eight of 21 evaluable patients (38%) achieved stable disease or better, including one patient with small cell lung cancer who achieved a PR and remained on study for more than two years. ME-344 was generally well tolerated in the study at doses equal to or less than 10 mg/kg. Dose limiting toxicities were observed at both the 15 and 20 mg/kg dose levels, consisting primarily of grade 3 peripheral neuropathy.

•	Initiated Phase Ib study of ME-344 in small cell lung and ovarian cancers. The open-label study is evaluating the safety and tolerability of ME-344 in combination with Hycamtin® (topotecan), a drug approved by the FDA for the treatment of both small cell lung and ovarian cancers. This study is expected to enroll up to 64 patients with preliminary data anticipated by the second quarter of calendar year 2015.

•	Acquired exclusive worldwide rights to PWT143, a highly selective PI3K delta inhibitor. PI3K delta is a clinically validated molecular target that has been shown to play a critical role in the proliferation and survival of hematologic cancer cells. The Company expects to complete the pre-clinical work required to support the filing of an Investigational New Drug application for PWT143 by the end of calendar year 2014.

•	Added Former VC David Urso as Senior Vice President of Corporate Development and General Counsel. Mr. Urso joined the Company with more than two decades of experience in the life science industry, most recently as Chief Operating Officer and General Counsel at Tioga Pharmaceuticals, a company he co-founded in 2005 as a Principal at Forward Ventures.

•	Raised $35 million in underwritten public offering of common stock. Proceeds from the offering have enabled the Company to progress the development programs for all three of its investigational drug candidates.

Fiscal Year 2014 Financial Highlights

•	As of June 30, 2014, MEI Pharma had cash, cash equivalents and short-term investments of $48.8 million, with no outstanding debt. The Company believes its cash, cash equivalents and short-term investments will be sufficient to fund its operations for at least the next 12 months.

•	Net cash used in operations was $19.5 million for the year ended June 30, 2014, compared to $10.0 million for 2013. Net cash used in operations was $5.9 million for the quarter ended June 30, 2014.

•	Research and development (R&D) expenses were $19.3 million for the year ended June 30, 2014, compared to $6.1 million for 2013. The increase was primarily due to costs associated with Phase II clinical trials for Pracinostat, as well as costs associated with a Phase I clinical trial for ME-344 and pre-clinical costs related to PWT143. R&D expenses for the year ended June 30, 2014 included share-based compensation of $1.5 million.

•	General and administrative expenses were $7.9 million for the year ended June 30, 2014, compared to $5.1 million for 2013. The increase primarily relates to higher levels of salaries and benefits, including share-based compensation of $3.2 million for the year ended June 30, 2014.

•	Net loss was $27.1 million, or $1.35 per share, for the fiscal year ended June 30, 2014, compared to $11.2 million, or $1.10 per share for 2013.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral HDAC inhibitor currently in development for MDS and acute myeloid leukemia AML. Results from a pilot Phase II clinical study of Pracinostat in combination with azacitidine in patients with advanced MDS demonstrated an overall response rate of 90% (9 of 10). Preliminary data from an ongoing Phase II study of Pracinostat plus azacitidine in elderly patients with newly diagnosed AML showed responses in six of the first nine patients enrolled in the study (67%), including three patients who achieved a CR or CRi as their initial response. MEI Pharma is also developing ME-344, a mitochondrial inhibitor that has shown preliminary evidence of single-agent activity in a first-in-human clinical study in patients with refractory solid tumors, including eight of 21 evaluable patients (38%) who achieved stable disease or better. In September 2013, the Company further expanded its pipeline of drug candidates with the acquisition of PWT143, a highly selective PI3K delta inhibitor. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

	Years Ended June 30,
	2014	2013
	(In thousands, except share data)
Statement of Operations Data:
Operating expenses:
Research and development	$(19,331)	$(6,084)
General and administrative	(7,897)	(5,138)

Total operating expenses	(27,228)	(11,222)

Loss from operations	(27,228)	(11,222)
Other income (expense), net	80	36

Net loss	$(27,148)	$(11,186)

Net loss per share, basic and diluted	$(1.35)	$(1.10)

Shares used to calculate net loss per share, basic and diluted	20,061,387	10,160,835

	As of June 30,
	2014	2013
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$48,793	$35,573
Total assets	49,808	36,547
Total liabilities	4,616	1,675
Accumulated deficit	(123,445)	(96,297)
Total stockholders’ equity	45,192	34,872